Exhibit 10.1

Execution Version

Dated as of December 2, 2024

TECHTARGET, INC.

INFORMA PLC

and

INFORMA US HOLDINGS LIMITED

STOCKHOLDERS AGREEMENT

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SCHEDULE 4.5(b)	RELATED PARTY TRANSACTIONS POLICY
SCHEDULE 4.5(c)	PRE-AGREED PROCEDURES
SCHEDULE 7.10(a)	IVORY LAW FIRMS
SCHEDULE 7.10(e)	COMPANY LAW FIRMS

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THIS STOCKHOLDERS AGREEMENT, dated as of December 2, 2024 (as hereafter amended from time to time, this “Agreement”), is made by and among INFORMA PLC, a public limited company organized under the laws of England and Wales (“Ivory Parent”), INFORMA US HOLDINGS LIMITED, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Ivory Parent (“Ivory”), and TECHTARGET, INC., a Delaware corporation, formerly known as TORO COMBINECO, INC. (the “Company,” and together with Ivory Parent and Ivory, the “Parties”).

RECITALS

WHEREAS, pursuant to and in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of January 10, 2024, by and among TechTarget, Inc., a Delaware corporation (“Legacy Toro”), the Company, Toro Acquisition Sub, LLC, a Delaware limited liability company, Ivory Parent, Ivory, and Informa Intrepid Holdings, Inc., a Delaware corporation (as may be amended from time to time, the “Merger Agreement”), Ivory Parent and Legacy Toro combined the Bluefin Business (as defined in the Merger Agreement) with Legacy Toro and effected the Transactions (as defined in the Merger Agreement) provided for in the Merger Agreement;

WHEREAS, pursuant to the Transactions, as of the date of this Agreement Ivory holds 41,651,366 shares (the “Initial Ivory Shares”) of the Company Common Stock; and

WHEREAS, the Parties are entering into this Agreement in accordance with the requirements of the Merger Agreement, in order to set forth certain of their respective rights and obligations as a result of the Transactions and in respect of the Company Common Stock, corporate governance, and other related matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any action, claim, suit, or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Person; provided, however, that for purposes of this Agreement, no member of the Ivory Group shall be deemed to be an Affiliate of any member of the Company Group, and no member of the Company Group shall be deemed to be an Affiliate of any member of the Ivory Group. For the purposes of this Agreement, the term “Control” (and the correlative terms “Controlling,” “Controlled by,” and “under common Control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise.

“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i). The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.

“Business Day” means any day other than Saturday, Sunday, or any day on which banks are required or permitted to close in New York, New York, or in London, England.

“Change of Control Transaction” shall mean any of the following transactions occurring after the date hereof: (i) a recapitalization, merger, share exchange, conversion, transfer, domestication, business combination or similar extraordinary transaction or series of related transactions as a result of which, the Persons that beneficially own the voting shares of the Company (immediately prior to the consummation of such transaction or series of related transactions) would cease to beneficially own (immediately after consummation of such transaction or series of related transactions) voting shares entitling them to vote a majority or more of the voting power in the elections of directors at any annual or special meeting (or, if the Company is not the surviving or resulting entity, the equivalent governing body of such surviving or resulting entity); or (ii) a sale of all or substantially all of the assets of the Company (determined on a consolidated basis) in one transaction or series of related transactions; provided, however, that neither (x) a sale of shares of Company Common Stock to a Permitted Assignee in a transaction that complies with the requirements of Section 7.5 nor (y) any other sale of shares of Company Common Stock solely by members of the Ivory Group or their Permitted Assignees in connection with which holders of Company Common Stock other than the Ivory Group do not participate or have the option to participate, shall constitute a Change of Control Transaction.

“Closing” has the meaning specified in the Merger Agreement.

“Common Equivalents” means (i) with respect to Company Common Stock, shares of Company Common Stock, (ii) with respect to any securities that are convertible into or exchangeable for Company Common Stock, the shares of Company Common Stock issuable upon the conversion or exchange of such securities into Company Common Stock, (iii) with respect to any options, warrants or other rights to acquire Company Common Stock, the shares of Company Common Stock issuable thereunder, and (iv) with respect to any shares of Company Common Stock subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions, such shares of Company Common Stock.

“Company Board” means the board of directors of the Company as duly constituted from time to time.

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, pursuant to any stock split, stock dividend, stock combination, or any reclassification, recapitalization, merger, consolidation, exchange, conversion, transfer, domestication or other similar reorganization.

“Company Group” means, as of any time, the Company and each Subsidiary of the Company as of such time.

“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) (A) is not a present or former director, officer or employee of any Ivory Group member and (B) would not be a director described under clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules in relation to Ivory Parent if Ivory Parent were the “Company” thereunder.

“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other capital stock issued by the Company, and (iv) any securities convertible into or exchangeable for, or options, warrants, or other rights to acquire, Company Common Stock or any other securities described in clause (ii) or (iii).

“Competitive Business” means any businesses that offer (i) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (ii) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (iii) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services.

“Contract” means any legally binding agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding, or other obligation.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder, in each case as amended from time to time.

“First Trigger” means the members of the Ivory Group ceasing collectively to beneficially own more than 50% of the outstanding Company Common Stock.

“First Trigger Date” means the date that is 45 days following the earliest of (i) the date on which the Company notifies Ivory in writing of the First Trigger, (ii) the date on which Ivory files a Schedule 13D amendment with the SEC that discloses the First Trigger, and (iii) the date on which the Group General Counsel or Group Finance Director of Ivory Parent gains actual knowledge (and not constructive, imputed, or other similar concepts of knowledge) of the First Trigger; provided, however, that if on such 45th day members of the Ivory Group collectively beneficially own more than 50% of the outstanding Company Common Stock, the First Trigger and the First Trigger Date shall be deemed to not have occurred for purposes of this Agreement.

“Fourth Trigger Date” means the date on which members of the Ivory Group cease collectively to beneficially own at least ten percent of the outstanding Company Common Stock.

“Fully Diluted basis” means, when used in respect of a calculation of percentage ownership as of any time, that the denominator used in the calculation shall include, without duplication, the sum of (i) the aggregate number of shares of Company Common Stock outstanding at such time, plus (ii) the aggregate number of shares of Company Common Stock issuable in respect of any outstanding securities that are convertible into or exchangeable for Company Common Stock as of such time (calculated for this purpose on a pro forma basis as if all conditions to the exercise of those conversion or exchange privileges have been satisfied), plus (iii) the aggregate number of shares of Company Common Stock that are issuable under the terms of any outstanding options, warrants or other rights to acquire Company Common Stock (calculated for this purpose on a pro forma basis as if all vesting and other conditions to the exercise of those options, warrants or other rights have been satisfied), plus (iv) all outstanding shares of Company Common Stock that are subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions (regardless of whether the restrictions are still in force).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any supranational, national, federal, state, or local government, foreign or domestic, or any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or any functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Group” means the Ivory Group or the Company Group, as the context requires.

“Independent Director” means a director of the Company who is independent under Nasdaq’s listing rules; provided, however, that the fact that a director of the Company also is an employee, officer or director of a member of the Ivory Group shall not be the sole basis for determining whether a director is an Independent Director for purposes of this Agreement.

“Intercompany Commercial Agreements” means any and all Contracts between any member of the Company Group, on the one hand, and any member of the Ivory Group, on the other hand, whether entered into before, contemporaneously with, or after the date of this Agreement, and in each case as amended, modified, or supplemented from time to time, that provide in whole or in part for the provision or receipt of goods, products, or services; provided, however, that none of this Agreement, the Transition Services Agreement, or any other Transaction Document is an Intercompany Commercial Agreement.

“Ivory Annual Statements” means the audited annual financial statements and annual reports to shareholders of any Ivory Group member.

“Ivory Director” means a member of the Company Board who is an Ivory Designee.

“Ivory Group” means, at any time, Ivory Parent and each Person (other than any member of the Company Group) that is a Subsidiary of Ivory Parent as of such time.

“Ivory Fully Diluted Ownership Percentage” means, as of any time, the percentage of the then-outstanding Company Common Stock (determined on a Common Equivalents basis) beneficially owned by the members of the Ivory Group as of such time, calculated on a Fully Diluted basis.

“Ivory Independent Director” means an Ivory Director who (i) is not an executive officer or employee of any Ivory Group member and (ii) is not a director described in clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules as applied to the Company.

“Ivory Ownership Percentage” means, as of any time, the percentage of the then-outstanding shares of Company Common Stock beneficially owned by the members of the Ivory Group as of such time.

“Law” means any federal, state, local, foreign, or transnational law, statute, or ordinance, common law, or any rule or regulation, including any rule or regulation of the SEC.

“Nasdaq” means The Nasdaq Global Market, or any successor thereto, or if the Company Common Stock no longer is traded on The Nasdaq Global Market, any other stock exchange or quotation system on which the Company Common Stock is traded.

“Percentage Maintenance Share” means, with respect to any transaction in which Company Securities are issued or proposed to be issued or sold (the “Percentage Maintenance Issued Shares”), a number of other shares of Company Common Stock or other Company Securities, as applicable (which, for the avoidance of doubt, are not the Percentage Maintenance Issued Shares), such that, after taking into account the total number of outstanding shares of Company Common Stock (calculated on a Common Equivalents and Fully Diluted basis) immediately after giving effect to such issuance or sale (including the number of shares of Company Common Stock or such other Company Securities acquired by Ivory assuming it exercised its right to buy its full Percentage Maintenance Share with respect to such transaction), the Ivory Fully Diluted Ownership Percentage would be equal to the Ivory Fully Diluted Ownership Percentage immediately prior to such issuance or sale if Ivory acquired such number of Company Securities.

“Permitted Assignee” means (i) any member of the Ivory Group or (ii) any other Person to whom Ivory or any other member of the Ivory Group has Transferred, before the Third Trigger Date and in accordance with this Agreement, all of the Company Common Stock then beneficially owned by the members of the Ivory Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or unincorporated organization, or Governmental Authority.

“Pro Rata Portion” means, with respect to any Company Securities issued or proposed to be issued or sold in connection with any transaction (the “Pro Rata Issued Shares”), the number of such Pro Rata Issued Shares (calculated on a Common Equivalents and Fully Diluted basis) such that, after taking into account the total number of outstanding shares of Company Common Stock (on a Common Equivalents and Fully Diluted basis) immediately after giving effect to such issuance or sale, the Ivory Fully Diluted Ownership Percentage would be equal to the Ivory Fully Diluted Ownership Percentage immediately prior to such issuance or sale if Ivory acquired such number of Company Securities.

“Regulation S-K” means Regulation S-K promulgated by the SEC, as amended from time to time.

“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any member of the Ivory Group, or, solely in their capacity as such, any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the Ivory Group, on the other hand.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, and other advisors, agents, and representatives.

“RPT Committee” means an ad-hoc committee formed by the Company Board from time to time consisting of at least three directors of the Company, all of which are Independent Directors and all but one of which are Company Independent Directors who also are Non-Ivory Directors and the membership on such committee of such Company Independent Directors is approved by a majority of the Independent Directors.

“SEC” means the United States Securities and Exchange Commission.

“Second Trigger” means the members of the Ivory Group ceasing to beneficially own more than 40% of the outstanding Company Common Stock.

“Second Trigger Date” means the date that is 45 days following the earliest of (i) the date on which the Company notifies Ivory in writing of the Second Trigger, (ii) the date on which Ivory files a Schedule 13D amendment with the SEC that discloses the Second Trigger, and (iii) the date on which the Group General Counsel or Group Finance Director of Ivory Parent gains actual knowledge (and not constructive, imputed, or other similar concepts of knowledge) of the Second Trigger; provided, however, that if on such 45th day members of the Ivory Group collectively beneficially own more than 40% of the outstanding Company Common Stock, the Second Trigger and the Second Trigger Date shall be deemed to not have occurred for purposes of this Agreement.

“sole discretion” means, with respect to a determination or other action by any Person, such Person’s being entitled to consider only such interests and factors in respect of such determination or other action as such Person desires, including solely its own interests, without having any duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any other Person.

“Subsidiary” means, with respect to any Person, any other Person (a) of which (i) in the case of a corporation, at least (x) a majority of the equity and (y) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries, or (ii) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (x) owns a majority of the equity interests thereof and (y) has the power to elect or direct the election of a majority of the members of the governing body thereof or otherwise has Control over such other Person; or (b) that is required to be consolidated with such first Person for financial reporting purposes; provided, however, that for purposes of this Agreement, no member of the Company Group shall be a Subsidiary of any member of the Ivory Group.

“Third Trigger” means the members of the Ivory Group ceasing to beneficially own at least 20% of the outstanding Company Common Stock.

“Third Trigger Date” means the date that is 45 days following the earliest of (i) the date on which the Company notifies Ivory in writing of the Third Trigger, (ii) the date on which Ivory files a Schedule 13D amendment with the SEC that discloses the Third Trigger, and (iii) the date on which the Group General Counsel or Group Finance Director of Ivory Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger; provided, however, that if on such 45th day members of the Ivory Group collectively beneficially own at least 20% of the outstanding Company Common Stock, the Third Trigger and the Third Trigger Date shall be deemed to have not occurred for purposes of this Agreement.

“Transaction Documents” has the meaning specified in the Merger Agreement.

“Transactions” has the meaning specified in the Merger Agreement.

“Transfer” means, with respect to any shares of Company Common Stock, any transfer, sale, exchange, assignment, pledge, hypothecation, or other encumbrance or disposition of such shares; provided, however, that none of the following is or shall be deemed to involve a Transfer: (i) any transfer, sale, exchange, assignment, pledge, hypothecation, or other encumbrance or disposition of any equity security issued by any member of the Ivory Group; (ii) any sale of, or merger, consolidation, conversion, transfer, domestication, or other business combination transaction involving, any member of the Ivory Group (other than, in the case of each of clause (i) and (ii), a direct (as opposed to indirect) sale of stock in a member of the Ivory Group whose primary asset is shares of Company Common Stock or equity in another entity whose primary direct and indirect assets are shares of Company Common Stock); (iii) the voting, or provision of a voting proxy with respect to, any shares of Company Common Stock in connection with any annual or special meeting of the Company’s stockholders; or (iv) the tender of any shares of Company Common Stock in any tender or exchange offer that is approved by the Company Board prior to the consummation thereof; and “Transferred” and “Transferring” shall have correlative meanings.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person, except for any de minimis ownership by another Person to the extent required by non-U.S. rules under applicable Law.

Section 1.2 Other Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement set forth below:

Agreement	Preamble
Audit Committee	Section 3.1
Company	Preamble
Company Auditors	Section 5.3(d)(ii)
Company Confidential Information	Section 4.1(a)
Company Covered Employee	Section 4.7
Company Public Documents	Section 5.3(b)
Compliance Audit	Section 5.3(g)
Compliance Program	Section 5.3(g)
corporate opportunities	Section 4.8(e)
CPI	Section 3.6(e)
Dispute	Section 6.1(a)
Election Period	Section 4.3(c)
Initial Board	Section 3.1
Initial Ivory Shares	Recitals
Initial Notice	Section 6.2
Issuance Notice	Section 4.3(b)
Ivory	Preamble
Ivory Permitted Business	Section 4.6(b)
Ivory Auditors	Section 5.3(d)(ii)
Ivory Confidential Information	Section 4.1(b)
Ivory Covered Employee	Section 4.7
Ivory Designee	Section 3.2(a)
Ivory Group Associates	Section 4.8(a)
Ivory Law Firms	Section 7.10(a)
Ivory Parent	Preamble
Ivory Public Filings	Section 5.2
Lead Independent Director	Section 3.2(i)
Legacy Toro	Recitals
M&A Transaction	Section 4.3(a)
Maintenance Election Period	Section 4.4(c)
Maintenance Notice	Section 4.4(b)
Material Developments	Section 5.3(h)
Merger Agreement	Recitals
Nominating Committee	Section 3.2(e)
Non-Ivory Designee	Section 3.2(e)
Non-Ivory Director	Section 3.2(e)
Non-privileged Deal Communications	Section 7.10(c)
Other Committees	Section 3.3(d)
Other Stockholders	Section 4.2(d)
Parties	Preamble
Pre-Agreed Procedures	Section 4.5(c)
Pre-Closing Related Party Transactions	Section 4.5(a)
Privilege	Section 5.5
Privileged Communications	Section 7.10(a)
Privileged Deal Communications	Section 7.10(b)
Proposed Purchase Price	Section 4.3(b)(iii)

Related Party Transactions	Section 4.5(b)
Response	Section 6.2

ARTICLE II

Term

Section 2.1 Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically when the Ivory Group no longer beneficially owns any Company Common Stock. Notwithstanding the foregoing, the provisions of Section 4.1 (Confidentiality), Section 5.5 (Privilege), ARTICLE VI (Dispute Resolution), and ARTICLE VII (Miscellaneous), and the definitions contained herein that are used therein, shall survive the termination of this Agreement.

ARTICLE III

Corporate Governance Matters

Section 3.1 Initial Board Composition. Effective as of the Closing, the Company Board shall initially consist of nine members (the “Initial Board”) comprised of (a) four directors designated by Ivory, of whom at least one will be an Ivory Independent Director who meets all requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee of the Company Board (the “Audit Committee”); (b) three directors designated by Legacy Toro, of whom at least two will be Independent Directors who meet all requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee; (c) the person who is the Chief Executive Officer of the Company; and (d) a director designated by Ivory who initially will serve as the non-executive chair of the Board and who, as of the Closing, qualifies as an Ivory Independent Director and is not then serving as a director of Ivory Parent or any of its Subsidiaries.

Section 3.2 Subsequent Board Composition.

(a) From and after the date hereof and until the Fourth Trigger Date, the Company shall take all action as may be necessary or appropriate to cause the Company Board, at any time (including if the size of the Company Board is increased or decreased), to be comprised of a number of persons designated by Ivory (each person so designated by Ivory, an “Ivory Designee”) equal to the Ivory Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of directors of the Company Board at such time (including as constituted immediately following any increase in size of the Company Board to comply with this Section 3.2), rounded to the nearest whole person (but in no event less than a majority of the members of the Company Board until the First Trigger Date), at least one of whom shall be an Ivory Independent Director who meets all requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee.

(b) The Company shall cause each Ivory Designee to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Ivory Designee, including by soliciting proxies in favor of the election of each such Ivory Designee.

(c) If any Ivory Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute Ivory Designee, promptly (and in any event within five Business Days) upon the written request of Ivory.

(d) The Company hereby agrees to take, at any time and from time to time, all actions necessary to facilitate the removal and replacement of any Ivory Director upon the written request of Ivory.

(e) From and after the date hereof, the Nominating and Corporate Governance Committee of the Company Board (the “Nominating Committee”) shall have the sole right to nominate for election at any annual or special meeting of stockholders held for the election of directors the persons who will occupy the Company Board seats not occupied by Ivory Directors (each such nominee, a “Non-Ivory Designee”) and in the event of a vacancy on the Company Board caused by the death, resignation, retirement, disqualification, removal from office, or other cause of any director who was not an Ivory Director (a “Non-Ivory Director”), to fill such vacancy in accordance with applicable Law; provided, however, that until the Third Trigger Date, (i) the then-current Chief Executive Officer of the Company shall be nominated for election as a Non-Ivory Director at any annual or special meeting of the Company at which directors are elected, and (ii) at least two Non-Ivory Designees shall be Company Independent Directors and shall meet all other requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee, and at least one Non-Ivory Designee shall also be an “audit committee financial expert” having the attributes specified in Item 407(d)(5)(ii) of Regulation S-K. The Company Board shall at all times include at least three Independent Directors who meet all requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee.

(f) At any time the Ivory Ownership Percentage is greater than 50%, unless otherwise agreed in writing by Ivory, the Company shall avail itself of all available “Controlled Company” exemptions from the requirements of the corporate governance listing standards of Nasdaq. Notwithstanding anything to the contrary in this Agreement, at any time during which the Company ceases to qualify as a “Controlled Company” under the corporate governance listing standards of Nasdaq, Ivory shall cause the Ivory Designees to include such number of designees who qualify as an “independent director” under applicable Nasdaq corporate governance listing standards to ensure the Company’s compliance with applicable Nasdaq corporate governance listing standards.

(g) Subject to applicable Law, each Ivory Director shall keep confidential any information about the Company and its Affiliates that he or she receives as a result of being a member of the Company Board; provided, however, that (i) no such duty of confidentiality shall apply to any information that is or becomes generally available to the public, and (ii) each Ivory Director is permitted to disclose to the Ivory Group, Representatives of the Ivory Group and such Ivory Director’s advisors (in the case of advisors, who have a legal or ethical obligation to maintain the confidentiality of such information) information about the Company and its Affiliates that he or she receives as a result of being a director. Notwithstanding any duty otherwise existing under applicable Law or in equity, to the fullest extent permitted by applicable Law, no Ivory Director shall have any duty to disclose to the Company or the Company Board or any committee of the Company Board (or subcommittee thereof) confidential information of Ivory or any Affiliates of Ivory in such Ivory Director’s possession even if it is material and relevant information to the Company, the Company Board or any committee of the Company Board (or subcommittee thereof) and, in any case, such Ivory Director shall not be liable to the Company, any of its stockholders or any other Person for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a director by reason of such lack of disclosure of such confidential information.

(h) Subject to Section 3.1, the chair of the Company Board shall be appointed (and may be removed and replaced at any time) by the Company Board. Until the Second Trigger Date, (i) Ivory shall have the right to nominate a member of the Company Board as the chair of the Company Board and the Company shall cause the Company Board to take all actions necessary to cause such person to become the chair of the Company Board, and (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to remove and replace the chair of the Company Board with another member of the Company Board upon the written request of Ivory.

(i) Until the Second Trigger Date, (i) if at any time the chair of the Company Board is an Ivory Director who is not an Independent Director, the Nominating Committee shall have the right to nominate an Independent Director to be the “lead independent director” (the “Lead Independent Director”); (ii) if at any time the chair of the Company Board is a Non-Ivory Director who is not an Independent Director, Ivory shall have the right to nominate an Independent Director to be the Lead Independent Director, and (iii) in any case described in clause (i) or (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to appoint and (if necessary) remove and replace the Lead Independent Director to give effect to the foregoing provisions.

(j) Ivory shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company.

Section 3.3 Committees of the Company Board.

(a) The Company Board shall have the Audit Committee, the Nominating Committee, a Compensation Committee, and such other committees as determined from time to time by the Company Board or as required to comply with the Exchange Act and the Nasdaq corporate governance listing standards. All references to committees in this Section 3.3 shall include any subcommittees of such committees. Until the Second Trigger Date, Ivory shall have the right to review and approve the charter for each committee and subcommittee of the Company Board (other than any RPT Committee).

(b) The Company shall cause the Audit Committee to consist of not less than three directors, all of whom shall (i) be Independent Directors and (ii) meet the requirements under the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee. Until the Third Trigger Date, the Audit Committee shall include at least one Ivory Independent Director designated for this purpose by Ivory who meets the requirements of the Exchange Act and the Nasdaq corporate governance listing standards for membership on the Audit Committee.

(c) The Company shall cause the Nominating Committee to consist of not less than three directors, a majority of whom shall be Company Independent Directors who are Non-Ivory Directors.

(d) Until the Third Trigger Date, (i) the Company shall take all action to cause the number of Ivory Directors on all committees and subcommittees of the Company Board other than the Audit Committee, the Nominating Committee, and any RPT Committee (such committees and subcommittees, the “Other Committees”) at any time (including if the size of such Other Committee is increased or decreased, to the extent permitted hereunder) to be equal to the Ivory Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of members of such Other Committee at such time (including as constituted immediately following any increase of such committee or subcommittee to comply with this Section 3.3 to the extent permitted hereunder), rounded up to the nearest whole person, and (ii) Ivory shall have the right to designate which Ivory Director(s) will serve on each Other Committee. Until the Second Trigger Date, Ivory shall have the right to designate the chair of each Other Committee.

(e) At any time during which the Company ceases to qualify as a “Controlled Company” under the corporate governance listing standards of Nasdaq, (i) the Nominating Committee and the Company Board will ensure that each Non-Ivory Director qualifies as an “independent director” under applicable Nasdaq corporate governance listing standards; provided, however, that this requirement shall not apply to members of the Initial Board or any person serving as the Company’s Chief Executive Officer, and (ii) Ivory shall cause the Ivory Directors designated to serve on the Company Board and on each of the committees of the Company Board to include such number of designees who each qualify as an “independent director” under applicable Nasdaq corporate governance listing standards to ensure the Company’s compliance with all applicable requirements under the Exchange Act and the Nasdaq corporate governance listing standards.

Section 3.4 Ivory Agreement to Vote. Until the Fourth Trigger Date and provided the Company has complied in all material respects with its obligations under this ARTICLE III, Ivory Parent shall, and shall cause each member of the Ivory Group to, (a) cause all shares of Company Common Stock owned by it or any of them to be present for quorum purposes at any Company stockholder meeting and (b) vote in favor of the election of all Non-Ivory Designees nominated in accordance with this Agreement.

Section 3.5 Initial Chief Executive Officer. As of the Closing, Gary Nugent will be the Chief Executive Officer of the Company.

Section 3.6 Consent Rights.

(a) Subject to the terms of any brand license (including the Brand License Agreement (as defined in the Merger Agreement)) between any member of the Ivory Group, on the one hand, and any member of the Company Group, on the other hand, from the date of this Agreement until Ivory and its Affiliates no longer beneficially own any Company Common Stock, without the prior written consent of Ivory, the Company shall not, and shall cause the other members of the Company Group not to, use any name or mark belonging to any member of the Ivory Group.

(b) From the date of this Agreement until the Second Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Ivory:

(i) any merger, consolidation, reorganization, conversion, or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company;

(ii) any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (other than capital expenditures) with a value in excess of $100,000,000 in any transaction or series of related transactions;

(iii) any sale, transfer, lease, pledge, abandonment, or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets, or otherwise) of any assets, businesses, interests, properties, securities, or Persons with a value in excess of $40,000,000 in any transaction or series of related transactions, other than (A) sales or dispositions of obsolete assets in the ordinary course of business or (B) to the Company or any of its Wholly Owned Subsidiaries;

(iv) any redemption, repurchase, cancellation, or other acquisition, or any offer to redeem, repurchase, cancel, or otherwise acquire, Company Securities or any equity or equity-linked securities of any Subsidiary of the Company, other than (A) repurchases of Company Common Stock in any calendar year that are approved by the Company Board and do not in the aggregate exceed five percent of the Company’s equity market capitalization as of December 31 of the previous year (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the

Company Board) or (B) as required by the terms of the Toro Convertible Notes (as defined in the Merger Agreement);

(v) the declaration or payment of a cash or other dividend or any other distribution on the Company Securities or any equity or equity-linked securities of any Subsidiary other than to the Company or one of its Wholly Owned Subsidiaries;

(vi) any recapitalization, reclassification, spin-off or combination of any Company Securities or any equity or equity-linked securities of any Subsidiary, other than a recapitalization, reclassification or combination of equity or equity-linked securities of a Wholly Owned Subsidiary of the Company (and solely involving Wholly Owned Subsidiaries of the Company) that remains a Wholly Owned Subsidiary of the Company after the consummation of such transaction and that does not have any adverse tax consequences to any member of the Ivory Group;

(vii) without limiting any other provision of this Agreement, any incurrence, assumption, guarantee, repurchase or other creation of indebtedness (including through the issuance of debt and debt-like securities, entry into any derivative transaction, or any counter-indemnity obligation in respect of any instrument issued by a bank or financial institution) in an aggregate principal amount that would result in the Company having a consolidated leverage ratio in excess of three-times the Company’s earnings before interest, taxes, depreciation and amortization (such amount as reasonably determined in good faith by the Company Board), excluding (A) any indebtedness in respect of a revolving debt facility in existence as of the date hereof or which has previously been approved pursuant to this Section 3.6(b)(vii), (B) any indebtedness solely among the Company and its Wholly Owned Subsidiaries and (C) any indebtedness provided by any member of the Ivory Group;

(viii) making or committing to make in any calendar year period any capital expenditures in excess in the aggregate (on a consolidated basis) of seven and a half percent of the Company’s total consolidated revenues for the prior fiscal year and, in any event, not less than the amount spent or committed in the prior fiscal year;

(ix) any initiation, adoption, or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy, or other insolvency proceeding involving the Company or any of its Subsidiaries, other than a liquidation or dissolution of any Wholly Owned Subsidiary of the Company;

(x) any establishment, adoption, amendment or termination of any equity incentive plan or arrangement;

(xi) any issuance, delivery or sale, or authorization of the issuance, delivery or sale, of Company Securities or any equity or equity-linked securities of any Subsidiary of the Company, other than (A) pursuant to equity incentive plans and arrangements previously approved pursuant to this Section 3.6 and by the Company Board, (B) to the Company or one of its Wholly Owned Subsidiaries, (C) as required pursuant to the terms of the Toro Convertible Notes, and (D) in the case of issuance of securities by any Subsidiary of the Company located outside of the United States, de minimis issuances required by applicable Law;

(xii) any termination of the employment of a Chief Executive Officer of the Company (other than for cause as defined in the applicable employment agreement) or any appointment of a new Chief Executive Officer of the Company;

(xiii) any amendment to the organizational documents (whether by merger, consolidation, or otherwise) of the Company or any Subsidiary, other than any such amendment to the organizational documents of any Wholly Owned Subsidiary of the Company that does not disproportionately and adversely affect Ivory in its capacity as an indirect stockholder of such Subsidiary as compared to other indirect stockholders of such Subsidiary;

(xiv) any establishment, adoption, material amendment, or termination of any disclosure controls and procedures of the Company; or

(xv) any authorization, agreement, or commitment to do any of the foregoing.

(c) Following the Second Trigger Date until the Third Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Ivory:

(i) any merger, consolidation, reorganization, conversion, or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company, other than any such transaction that in substance is a sale of the Company in which the consideration to be received by the Company’s stockholders for their shares of Company Common Stock is comprised of at least 90% cash;

(ii) any initiation, adoption, or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy, or other insolvency proceeding involving the Company or any of its material Subsidiaries;

(iii) any amendment to the organizational documents (whether by merger, consolidation, or otherwise) of the Company that disproportionately and adversely affects Ivory in its capacity as a stockholder of the Company as compared to other stockholders of the same class of securities of the Company; or

(iv) any authorization, agreement, or commitment to do any of the foregoing.

(d) The Company shall provide reasonable advance notice of, and reasonably detailed information regarding any action (including copies of any related presentations and definitive agreements) for which it seeks Ivory’s prior written consent pursuant to this Section 3.6 and shall provide all other information reasonably and promptly requested by Ivory and its Representatives in connection with any such actions.

(e) The dollar amounts set forth in Section 3.6(b) shall be increased (i) on December 31, 2026, by the percentage increase in the Consumer Price Index most recently published by the U.S. Bureau of Labor Statistics (the “CPI”) on that date as compared to the CPI most recently published on December 31, 2023, (ii) on December 31, 2029, by the percentage increase in the CPI most recently published on December 31, 2029, as compared to the CPI most recently published on December 31, 2026, and (iii) every three years from December 31, 2029, mutatis mutandis.

Section 3.7 Quorum Requirement. Until the Third Trigger Date, a quorum for a meeting of the Company Board shall require the attendance in person, telephonically, or in any other manner permitted by applicable Law, of at least one Ivory Director; provided, however, that if a meeting of the Company Board, of which at least five Business Days’ advance notice was given to each member of the Company Board, is adjourned due to a lack of a quorum, and the sole reason for such lack was the failure of at least one Ivory Director to be present, then, if the reconvened meeting is held at least five Business Days (which shall be two Business Days in the event of exigent circumstances that have expressly been communicated in the notice given to each member of the Company Board calling the meeting) after the meeting at which a quorum was not present (and following at least five Business Days’ (which shall be two Business Days’ in the event of exigent circumstances that have expressly been communicated in the notice given to each member of the Company Board calling the meeting) advance notice given to each member of the Company Board and reasonable accommodation of any requests to resolve scheduling conflicts that do not require a delay of more than one further Business Day), then at such reconvened meeting, there shall not be a lack of a quorum solely as a result of at least one Ivory Director not being present (but no business may be conducted at any such meeting that was not clearly and specifically identified in each applicable notice of meeting).

ARTICLE IV

Other Agreements

Section 4.1 Confidentiality.

(a) From the date hereof until the date that is three years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, Ivory Parent shall not, shall cause the other members of the Ivory Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Company Confidential Information to any Person; provided, however, that Company Confidential Information may be disclosed:

(i) to any other member of the Ivory Group;

(ii) to any Representative of any member of the Ivory Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Ivory Group who is subject to customary confidentiality obligations;

(iii) to any Person (other than any Person directly or indirectly engaged in a Competitive Business if the portion of such Person’s revenues that is attributable to a Competitive Business is reasonably believed by Ivory Parent, after due inquiry of such Person, to be 25% or more of the Company’s revenues (based on, in the case of the Company, the Company’s latest annual consolidated financial statements prior to such disclosure)) to whom any member of the Ivory Group is contemplating a Transfer of more than ten percent of the outstanding Company Common Stock, if such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a customary confidentiality agreement (of which the Company is an express third party beneficiary with the right to enforce the terms thereof) which contains customary confidentiality, non-use, standstill and non-solicit obligations;

(iv) to any regulatory authority or ratings agency to which any member of the Ivory Group or any of its Affiliates is subject or with which it has regular dealings, if such authority or agency is subject to customary confidentiality obligations; or

(v) if the prior approval or written consent of the Company Board (including a majority of Independent Directors) (not to be unreasonably withheld, conditioned or delayed) has been obtained.

Nothing in this Agreement shall prevent the use (subject, to the extent possible, to a protective order) of Company Confidential Information in connection with the assertion or defense of any claim by or against any member of the Ivory Group or the Company Group, any Affiliates thereof, any Non-Ivory Designee, any Non-Ivory Director, any Ivory Designee or any Ivory Director.

For purposes of this Section 4.1(a), any confidential information relating to the Company Group furnished to any member of the Ivory Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents, or the Intercompany Commercial Agreements is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not, however, include information that (i) is or becomes generally available to the public, (ii) was or became available to any member of the Ivory Group from a source other than a member of the Company Group or a Representative thereof on behalf of the Company Group who is not known by Ivory to be subject to an obligation of confidentiality to any member of the Company Group with respect to such information, or (iii) is developed independently by a member of the Ivory Group without reference to the Company Confidential Information.

(b) From the date hereof until the date that is three years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, the Company shall not, shall cause the other members of the Company Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Ivory Confidential Information to any Person; provided, however, that Ivory Confidential Information may be disclosed:

(i) to any other member of the Company Group;

(ii) to any Representative of any member of the Company Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Company Group who is subject to customary confidentiality obligations;

(iii) to any regulatory authority or ratings agency to which any member of the Company Group or any of its Affiliates is subject or with which it has regular dealings, if such authority or agency is subject to customary confidentiality obligations; or

(iv) if the prior approval or written consent of Ivory (not to be unreasonably withheld, conditioned or delayed) has been obtained.

Nothing in this Agreement shall prevent the use (subject, to the extent possible, to a protective order) of Ivory Confidential Information in connection with the assertion or defense of any claim by or against any member of the Ivory Group or the Company Group, any Affiliates thereof, any Non-Ivory Designee or any Non-Ivory Director.

For purposes of this Section 4.1(b), any confidential information relating to the Ivory Group furnished to any member of the Company Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents, or the Intercompany Commercial Agreements is hereinafter referred to as “Ivory Confidential Information.” “Ivory Confidential Information” does not, however, include information that (i) is or becomes generally available to the public, (ii) was or became available to any member of the Company Group from a source other than a member of the Ivory Group or a Representative thereof on behalf of the Ivory Group who is not known by the Company to be subject to an obligation of confidentiality to any member of the Ivory Group with respect to such information, or (iii) is developed independently by a member of the Company Group without reference to the Ivory Confidential Information.

(c) If Ivory or any of its Affiliates or Representatives, on the one hand, or the Company or any of its Affiliates or Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Company Confidential Information or Ivory Confidential Information, respectively, the Person receiving such request or demand or subject to such requirement, or so required by applicable Law, shall use commercially reasonable efforts to provide the other Party with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand or subject to such requirement agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand or is subject to such requirement may thereafter disclose or provide any Company Confidential Information or Ivory Confidential Information, as the case may be, to the extent required by such applicable Law (as so advised by counsel) or such Governmental Authority.

Section 4.2 Restrictions on Transferability and Acquisitions.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (i) the date that is two years from the date of this Agreement and (ii) the Third Trigger Date, without the prior approval of an RPT Committee, Ivory Parent will not cause or permit any member of the Ivory Group to Transfer any Company Common Stock to a Person that is not a controlled Affiliate of Ivory Parent. Until the Third Trigger Date, Ivory Parent shall not, and shall cause the other members of the Ivory Group not to, Transfer, in a single transaction or in a series of related transactions, any shares of Company Common Stock to any Person who is engaged in any Competitive Business, unless (x) approved by an RPT Committee, (y) in a transaction (or series of related transactions) in which the transferee acquires all of the outstanding equity securities of the Company, or (z) the portion of such Person’s revenues that is attributable to a Competitive Business is reasonably believed by Ivory Parent, after due inquiry of such Person, to be less than 25% of the Company’s revenues (based on, in the case of the Company, the Company’s latest annual consolidated financial statements prior to such Transfer). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, this Section 4.2(a) shall not apply to, and members of the Ivory Group shall not otherwise be prohibited from participating in, repurchases of Company Common Stock that are approved by the Company Board.

(b) During the period beginning on the date of this Agreement and ending on the date that is two years from the date of this Agreement, Ivory Parent shall not, and shall cause the other members of the Ivory Group not to, directly or indirectly, in any manner, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, (A) any acquisition by a Person other than the Company of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination, conversion, transfer, domestication, or other similar transaction involving the Company or any other member of the Company Group that would result in the Ivory Ownership Percentage being greater than the Ivory Ownership Percentage as of the date hereof, (B) any financing of the acquisition by a Person other than the Company of any shares of Company Common Stock or any security convertible into such shares, (C) any recapitalization, restructuring, liquidation, dissolution or Change of Control Transaction, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any shares of Company Comment Stock or any consent solicitation or stockholder proposal, (ii) form, join or in any way participate in “a group” (as defined under the Exchange Act) with respect to the Company or enter into any voting agreement or otherwise act in concert with any Person or Group in respect of any shares of Company Common Stock, (iii) except in accordance with this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of Directors; (iv) take any action which would or would reasonably be expected to cause the Company to make a public announcement under applicable Law regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangements with any Person with respect to any of the foregoing; or (vi) request that the Company amend or waive any provision of this Section 4.2(b); provided, however, that Ivory Parent shall be permitted to make a private proposal to the Company Board that would not reasonably be expected to require the Company or any other member of the Company Group or Ivory Parent (or any of its Subsidiaries) to make any public announcement or other public disclosure. The foregoing shall not prohibit:

(i) Ivory Parent or any other member of the Ivory Group from acquiring Company Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations, or other distributions by the Company to all holders of Company Common Stock on a pro rata basis; or

(ii) acquisitions by Ivory Parent or any other member of the Ivory Group of Company Common Stock that are (A) approved by an RPT Committee or (B) pursuant to the exercise of the preemptive rights set forth in Section 4.3 or the percentage maintenance rights set forth in Section 4.4.

(c) Until the Fourth Trigger Date, except in a transaction that complies with Section 4.2(d), Ivory Parent shall not, and shall cause the other members of the Ivory Group not to, directly or indirectly, in any manner, effect, or seek, offer, or propose (whether publicly or otherwise) to effect, or announce any intention to effect, or otherwise participate in or knowingly encourage, any acquisition of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination, conversion, transfer, domestication or other similar transaction involving the Company or any other member of the Company Group that would result in the Ivory Fully Diluted Ownership Percentage being greater than 60%.

(d) Until the second anniversary of the Closing Date, any proposal by any member of the Ivory Group to engage in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by stockholders other than the Ivory Group (the “Other Stockholders”) must be (i) subject to review, evaluation, and prior written approval of an RPT Committee and (ii) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition). Following the second anniversary of the Closing Date and until the Second Trigger Date, any proposal by any member of the Ivory Group to engage in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders must either be (as elected by Ivory in its sole discretion) (x) subject to review, evaluation, and prior written approval of an RPT Committee or (y) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition) (provided that the Company and Ivory shall be permitted to agree to require each of the foregoing conditions to be satisfied).

(e) The Company shall not adopt any stockholder rights plan, “poison pill” or similar arrangement, or adopt any anti-takeover provisions under its organizational documents, that would trigger any right, obligation or event as a result of any Transfer of Company Common Stock by any member of the Ivory Group.

Section 4.3 Preemptive Rights.

(a) To the extent permitted under Nasdaq rules, the Company hereby grants to Ivory the right until the Second Trigger Date to purchase up to its Pro Rata Portion of any Company Securities that the Company may from time to time propose to issue or sell to any Person; provided, however, that in any case in which Company Securities are to be issued (in whole or in part) as consideration in any merger, consolidation, reorganization, conversion, joint venture, transfer, domestication or any other business combination, or any acquisition (including by merger, consolidation, conversion, transfer, domestication, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (any such transaction, an “M&A Transaction”), Ivory shall instead be entitled to purchase a number of such Company Securities up to its Percentage Maintenance Share.

(b) Without limiting Ivory’s rights pursuant to Section 3.6, the Company shall give written notice to Ivory (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) within five Business Days following any meeting of the Company Board or any committee of the Company Board (or subcommittee thereof) at which any such issuance or sale is approved or, if the approval of the Company Board or any committee of the Company Board (or subcommittee thereof) is not required in connection with such issuance or sale, no less than 30 days before the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i) the number and class of the Company Securities to be issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale would represent;

(ii) the proposed issuance or sale date, which shall be at least 30 days from the date of receipt by Ivory of the Issuance Notice; and

(iii) (x) in the case of an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash, the proposed purchase price in cash per Company Security, and (y) in all other cases (including a public offering of Company Securities), the Company’s calculation of the purchase price based on the Pre-agreed Procedures (such proposed purchase price in clause (x) or (y), the “Proposed Purchase Price”).

(c) For a period of 30 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Election Period”) following the receipt by Ivory of an Issuance Notice, Ivory shall have the right to elect irrevocably to purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at the Proposed Purchase Price by delivering a written notice to the Company; provided, however, that following receipt of an Issuance Notice, Ivory may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Ivory shall purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at such other Proposed Purchase Price and (ii) the Election Period shall be tolled for so long as Ivory and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Ivory and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Election Period, Ivory shall not have delivered such notice to the Company, Ivory shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of the Company Securities referred to in the Issuance Notice. The closing of any purchase by Ivory shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by Ivory may be postponed beyond the closing of the transaction in the Issuance Notice (x) to the extent necessary to obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Ivory shall use their respective reasonable best efforts to obtain any such approval(s); provided, further, that for all purposes of this Agreement the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Ivory shall have exercised its rights pursuant to this Section 4.3 in full and as if all remaining shares described in the Issuance Notice were issued or sold, until such time that (A) such sale to Ivory is consummated, (B) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Ivory from acquiring such Company Securities, (C) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Ivory not be approved, or (D) Ivory determines not to exercise such rights.

(d) Upon the expiration of the Election Period, the Company shall be free to sell such Company Securities referenced in the Issuance Notice that Ivory has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to Ivory in the Issuance Notice delivered in accordance with Section 4.3(b); provided, however, that if such sale is not consummated within 30 days after the expiration of the Election Period, then any further issuance or sale of such Company Securities shall again be subject to this Section 4.3.

(e) The provisions of this Section 4.3 shall terminate on the Second Trigger Date. This Section 4.3 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-agreed Procedures) which shall be subject instead to the Pre-agreed Procedures.

(f) In all cases where Ivory has the right to purchase Company Securities up to its Percentage Maintenance Share pursuant to this Agreement (including the Pre-agreed Procedures), following the issuance or sale of the applicable Company Securities that triggers such Percentage Maintenance Share, the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall at all times be calculated as if Ivory has exercised such right in full and as if any Company Securities not yet issued or sold to the third party shall have been issued or sold, until the earlier of (i) the termination of the period for Ivory to elect to exercise such right if Ivory shall not have elected to exercise such right and (ii) the consummation of Ivory’s exercise of such right, at which time the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall be calculated in accordance with the definitions thereof.

Section 4.4 Percentage Maintenance Share.

(a) Following the Second Trigger Date and until the Third Trigger Date, to the extent permitted under Nasdaq rules, with respect to any Company Securities that the Company may from time to time issue or sell to any Person, the Company hereby grants to Ivory the right to purchase Company Securities up to its Percentage Maintenance Share in connection with such transaction, on the terms and subject to the conditions specified in this Section 4.4.

(b) Without limiting Ivory’s rights pursuant to Section 3.6, the Company shall give written notice to Ivory (a “Maintenance Notice”) of any issuance or sale of described in Section 4.4(a) within five Business Days following such issuance or sale. The Maintenance Notice shall set forth the material terms and conditions of such issuance or sale, including:

(i) the number and class of the Company Securities issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale represented;

(ii) the Percentage Maintenance Share with respect to such issuance or sale; and

(iii) the Proposed Purchase Price.

(c) For a period of 30 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Maintenance Election Period”) following the receipt by Ivory of a Maintenance Issuance Notice, Ivory shall have the right to elect irrevocably to purchase up to its Percentage Maintenance Share at the Proposed Purchase Price by delivering a written notice to the Company; provided, however, that following receipt of a Maintenance Issuance Notice, Ivory may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Ivory shall purchase up to its Percentage Maintenance Share at such other Proposed Purchase Price and (ii) the Maintenance Election Period shall be tolled for so long as Ivory and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Ivory and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Maintenance Election Period, Ivory shall not have delivered such notice to the Company, Ivory shall be deemed to have waived all of its rights under this Section 4.4 with respect to the purchase of the Company Securities referred to in the Maintenance Issuance Notice. The closing of any purchase by Ivory shall be consummated promptly following Ivory’s delivery of such notice; provided, however, that the closing of any purchase by Ivory may be extended to the extent necessary to (x) obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Ivory shall use their respective reasonable best efforts to obtain any such approval(s); provided, further, that for all purposes of this Agreement, the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Ivory has exercised its rights pursuant to this Section 4.4 in full and as if any Company Securities not yet issued or sold to the third party described in the Maintenance Notice were issued or sold, until (A) such sale to Ivory is consummated, (B) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Ivory from acquiring such Company Securities, (C) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Ivory not be approved, or (D) Ivory determines not to exercise such rights.

(d) This Section 4.4 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-agreed Procedures) which shall be subject instead to the Pre-agreed Procedures.

Section 4.5 Related Party Transactions.

(a) All transactions and agreements entered into at or prior to the Closing that would have been Related Party Transactions if they were entered into after the Closing (including any proposed Related Party Transactions contemplated by the Transaction Documents) between any member of the Company Group, on the one hand, and any member of the Ivory Group, on the other hand (the “Pre-Closing Related Party Transactions”), shall not be subject to any further approval of the Company Board or any committee or subcommittee of the Company Board (including by an RPT Committee); provided, however, that any material amendments to, material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections after the Closing under any Pre-Closing Related Party Transactions shall require the prior written approval of an RPT Committee, subject to and consistent with the Related Party Transactions Policy (as defined below).

(b) Until the Third Trigger Date, except as set forth in Section 4.5(c), all Related Party Transactions shall be governed by the policy set forth on Schedule 4.5(b) (such Schedule, as may be amended from time to time pursuant to Section 7.7, the “Related Party Transactions Policy”).

(c) The Related Party Transactions Policy shall not (i) apply to any transaction pursuant to Section 4.2(d), Section 4.3, Section 4.4, or pursuant to the policies and procedures set forth on Schedule 4.5(c) (such Schedule, as may be amended from time to time, the “Pre-agreed Procedures”), (ii) apply to any Related Party Transaction that is not a Material Related Party Transaction (as defined in the Related Party Transactions Policy), or (iii) limit Ivory’s rights and the Company’s obligations under Section 3.6.

(d) Ivory shall have the right, but not the obligation, to participate in the transactions set forth in the Pre-agreed Procedures to the extent set forth therein in accordance with the policies and procedures set forth therein, and the Company shall take all action such that Ivory shall be able to so participate if it so elects.

Section 4.6 Non-competition.

(a) Until the Second Trigger Date, Ivory Parent will not, and will not permit any of the other members of the Ivory Group to, acquire (whether by stock purchase, merger, tender offer, purchase of assets, conversion, transfer, domestication, or otherwise) any Person engaged in a business that engages in a Competitive Business anywhere in the world, except:

(i) acquisitions by Ivory Parent or any other members of the Ivory Group of less than an aggregate of 10% of the total equity ownership of a Person engaged in a Competitive Business; and

(ii) acquisitions by Ivory Parent or any other members of the Ivory Group of any business or Person that is engaged in a Competitive Business so long as no more than 25% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) are attributable to a Competitive Business; provided, however, that Ivory Parent and the other members of the Ivory Group may acquire a diversified business or Person having more than 25% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) attributable to a Competitive Business as long as Ivory Parent or the applicable member of the Ivory Group divest the portion attributable to a Competitive Business in excess of such 25% threshold within 18 months following consummation of such acquisition.

(b) Notwithstanding the foregoing, Ivory Parent and the members of the Ivory Group shall not be prohibited from owning, managing or operating any business that engages in an Ivory Permitted Business anywhere in the world. For purposes hereof, “Ivory Permitted Business” means any business conducted by any member of the Ivory Group on the date of this Agreement and any other business that is directly related to any such business conducted by any member of the Ivory Group on the date of this Agreement.

Section 4.7 Non-solicitation of Employees. Until the Second Trigger Date, each of the Company and Ivory Parent shall obtain the prior written consent of the other before such Party or any of its Affiliates, directly or indirectly, solicits the employment of, in the case of the Company, any Ivory Covered Employee and, in the case of Ivory Parent, any Company Covered Employee, or makes or extends any offer of employment to, or hires, employs or engages (including as a consultant or any similar role), in the case of the Company, any Ivory Covered Employee and, in the case of Ivory Parent, any Company Covered Employee. This Section 4.7 shall cease to apply with respect to an Ivory Covered Employee or a Company Covered Employee, six months after the date on which their employment with, in the case of an Ivory Covered Employee, the Ivory Group and, in the case of a Company Covered Employee, the Company Group, is terminated. Nothing in this Section 4.7 shall restrict or prevent either Party or any of its Affiliates from making generalized solicitations or searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are not instructed to solicit, hire or engage in the case of the Company, Ivory Covered Employees and, in the case of Ivory Parent, Company Covered Employees. For purposes hereof, (a) ”Ivory Covered Employee” means (i) the chief executive officer and the chief financial officer (or persons in comparable roles/positions) of each member of the

Ivory Group, (ii) each person that reports directly to any such officer (or to any such person in a comparable role/position), and (iii) each person that the Company knows or reasonably should know reports directly to the persons described in the foregoing clause (a)(ii); and (b) ”Company Covered Employee” means (i) the chief executive officer and the chief financial officer of the Company, (ii) each person that reports directly to any such officer, and (iii) each person that Ivory knows or reasonably should know reports directly to the persons described in the foregoing clause (b)(ii).

Section 4.8 Corporate Opportunity.

(a) General. In recognition and anticipation that (i) the Company will not be a Wholly Owned Subsidiary of Ivory and that Ivory will be a significant stockholder of the Company, (ii) directors, officers, or employees of Ivory (such directors, officers, and employees, “Ivory Group Associates”) may serve as directors or officers of the Company, (iii) subject to any contractual arrangements that may otherwise from time to time be agreed to between Ivory, on the one hand, and the Company, on the other hand, Ivory may engage in the same, similar, or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) Ivory may have an interest in the same areas of corporate opportunity as the Company, and (v) as a consequence of the foregoing, it is in the best interests of the Company that the respective rights and duties of the Company and of Ivory, and the duties of any directors or officers of the Company who are also Ivory Group Associates, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company or its Subsidiaries, on the one hand, and Ivory, on the other hand, this Section 4.8 shall to the fullest extent permitted by applicable Law regulate and define the conduct of certain of the business and affairs of the Company in relation to Ivory and the other members of the Ivory Group and the conduct of certain affairs of the Company as they may involve Ivory and their respective directors, officers, or employees, and the power, rights, duties, and liabilities of the Company and its officers, directors, and stockholders in connection therewith.

(b) Certain Agreements and Transactions Permitted. The Company has entered into this Agreement, and, subject to this Agreement, the Company may from time to time enter into and perform one or more agreements (including the Intercompany Commercial Agreements) (or modifications or supplements to pre-existing agreements) with Ivory pursuant to which the Company, on the one hand, and Ivory, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to this Section 4.8, and except as otherwise agreed in writing by the Company and Ivory, no such agreement, or the performance thereof by the Company or Ivory shall, to the fullest extent permitted by applicable Law, be considered contrary to (i) any fiduciary duty that Ivory may owe to the Company or to any stockholder or other owner of an equity interest in the Company by reason of Ivory being a controlling or significant stockholder of the Company or participating in the control of the Company or (ii) any fiduciary duty owed to the Company or to any stockholder thereof by any director or officer of the Company who is also an Ivory Group Associate. Subject to Section 4.8(d), to the fullest extent permitted by applicable Law, Ivory, as a stockholder of the Company, or as a participant in control of the Company, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of the Company who is also an Ivory Group Associate shall have or be under any fiduciary duty to the Company to refrain from acting on behalf of the Company or of Ivory in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(c) Business Activities. Except as otherwise set forth in this Agreement or otherwise agreed in writing between the Company and Ivory, and subject to Section 4.8(d), Ivory shall to the fullest extent permitted by applicable Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or (ii) doing business with any client, customer, or vendor of the Company, and (except as provided in Section 4.8(d)) neither Ivory nor any Ivory Group Associate shall, to the fullest extent permitted by applicable Law, be deemed to have breached its fiduciary duties, if any, to the Company solely by reason of Ivory’s engaging in any such activity. Subject to Section 4.8(d), except as otherwise agreed in writing between the Company and Ivory, if Ivory acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Ivory, to the fullest extent permitted by applicable Law neither Ivory nor any Ivory Group Associate shall be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder or controlling person or director or officer of the Company by reason of the fact that Ivory acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Company, and the Company to the fullest extent permitted by applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company.

(d) Corporate Opportunities. Except as otherwise agreed in writing between the Company and Ivory, if a director or officer of the Company who is also an Ivory Group Associate acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Ivory, such director or officer shall to the fullest extent permitted by applicable Law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Company to the fullest extent permitted by applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company, if such director or officer acts in a manner consistent with the following policy:

(i) such a corporate opportunity offered to any individual who is a director but not an officer or employee of the Company and who is also an Ivory Group Associate shall belong to the Company only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Company and otherwise shall belong to Ivory; and

(ii) such a corporate opportunity offered to any individual who is an officer or employee of the Company and also is an Ivory Group Associate shall belong to the Company unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Ivory, in which case such opportunity shall belong to Ivory.

(e) Certain Definitions. For purposes of this Section 4.8, (i) ”corporate opportunities” include business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company, but for the foregoing provisions of this Section 4.8, would have an interest or a reasonable expectancy; (ii) “Ivory” shall mean Ivory and each other member of the Ivory Group; and (iii) the “Company” shall mean the Company and each other member of the Company Group.

Section 4.9 Nasdaq. The Company Common Stock shall be listed on The Nasdaq Global Market, or any successor thereto.

Section 4.10 Change of Control Transactions. Before the Second Trigger Date, Ivory Parent shall not, and shall cause each member of the Ivory Group not to, directly or indirectly, enter into any definitive agreement with any Person providing for a Change of Control Transaction or participate in or in any way support, assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, a Change of Control Transaction, including by Transferring any shares of Company Common Stock in connection with a public tender or similar takeover offer made to all holders of shares of Company Common Stock for all shares of Company Common Stock, in each case, if as a result of such Change of Control Transaction Ivory Parent or any of its Affiliates would receive per share consideration in respect of its Company Common Stock in excess of the per share consideration to be received by the other holders of shares of Company Common Stock; provided, however, that (i) if certain holders of shares of Company Common Stock are granted the right to elect to receive equity instead of cash in such Change of Control Transaction, the foregoing provision shall be deemed satisfied so long as the equity consideration is equivalent in value to the cash consideration, as reasonably determined in good faith by an RPT Committee and (ii) this Section 4.10 shall not apply to the treatment of any commercial arrangements (x) in place between any member of the Ivory Group, on the one hand, and any member of the Company Group, on the other hand, or (y) proposed to be put in place with any member of the Ivory Group in connection with such Change of Control Transaction, that in either case of clause (x) or (y) do not by their terms expressly relate to the Company Common Stock.

ARTICLE V

Financial and Other Information

Unless otherwise expressly provided herein, each of the covenants and agreements in this ARTICLE V shall terminate on the Third Trigger Date.

Section 5.1 Annual, Quarterly, and Monthly Financial Information; Ivory’s Operating Reviews.

(a) The Company shall deliver to Ivory Parent such financial, tax and accounting information and materials as Ivory Parent reasonably may request from time to time, including the following:

(i) within four working days following each calendar month-end, a monthly reporting package including trial balances for the Company and each of its Subsidiaries as of the end of such month, an unaudited consolidated balance sheet of the Company as of the end of such month and the related statements of earnings, comprehensive income, stockholders’ equity and cash flow, and reasonable supporting schedules and account detail for the month and year-to-date period on Ivory Parent’s year-end basis, in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year;

(ii) within five working days following each calendar month end, forecast Company consolidated statements of earnings (including revenue, gross profit, adjusted operating profit and operating profit conforming to Ivory’s profit metrics and chart of accounts, prepared in each case in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP), and cash flow, and reasonable supporting schedules and analysis for such month and for each of the remaining months in the then current calendar year (together with such information as may reasonably be requested by Ivory Parent, including any information reasonably required to determine such items on an IFRS basis;

(iii) no later than September 30 of each fiscal year of Ivory Parent, a forecast for the next fiscal year of Ivory Parent, including statements of earnings (including revenue, gross profit, adjusted operating profit and operating profit conforming to Ivory’s profit metrics and chart of accounts, prepared in each case in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP), and cash flow, and reasonable supporting schedules and analysis by month, for the next such fiscal year (together with such information as may reasonably be requested by Ivory Parent to determine such forecast on an IFRS basis);

(iv) no later than two months after a written request by Ivory Parent within the first six months of an Ivory Parent fiscal year, a forecast for the next three fiscal years of Ivory Parent, with the first of those years broken down by month and the second and third of those years being broken down by quarter, including statements of earnings (including revenue, gross profit, adjusted operating profit and operating profit conforming to Ivory’s profit metrics and chart of accounts, prepared in each case in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP) and cash flow, and supporting schedules and analysis (together with such information as may reasonably be requested by Ivory Parent to determine such forecast on an IFRS basis); and

(v) within one month after the end of each fiscal year of the Company (and in the case of any renewal of any existing policies, or adoption of any new policies, promptly after any such renewal or adoption), copies of all insurance policies of the Company and the other members of the Company Group.

(b) No later than ten Business Days following the end of each month, the Company shall deliver a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations (including revenue, gross profit, adjusted operating profit and operating profit conforming to Ivory’s profit metrics and chart of accounts, prepared in each case in accordance with Ivory’s accounting policies except to the extent such policies are inconsistent with GAAP) for such month and for the fiscal year-to-date period (determined by reference to Ivory Parent’s fiscal year, and other information reasonably required to comply with Ivory Parent’s financial and other reporting requirements.

(c) No later than five Business Days before the day the Company publicly files any Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to Ivory Parent drafts of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, together with the form of all certifications required by applicable Law by each of the Chief Executive Officer and Chief Financial Officer of the Company and, with respect to the Annual Report on Form 10-K, the form of opinion the Company’s independent certified public accountants expect to provide thereon.

(d) The Company shall provide Ivory Parent an opportunity to meet with management of the Company to discuss the information required to be provided by this Section 5.1 upon reasonable notice during normal business hours.

(e) In connection with this Section 5.1, the Company shall provide Ivory Parent all such information as may reasonably be requested by Ivory Parent in order for Ivory Parent to reconcile GAAP compliant and other information provided to Ivory Parent pursuant hereto to UK-adopted international accounting standards.

Notwithstanding anything to the contrary herein, the failure of the Company to achieve any of the deadlines set forth in this Section 5.1 in the first four full calendar months following the date of this Agreement shall not constitute a breach of this Agreement by the Company so long as the Company uses commercially reasonable efforts to deliver the relevant information as promptly as reasonably practicable after such deadline.

Section 5.2 Ivory Public Filings. The Company shall cooperate, and cause its accountants to cooperate, with Ivory Parent to the extent reasonably requested by Ivory Parent in the preparation of Ivory Parent’s press releases, public earnings releases, reports, notices, prospectuses and any other filings made by any member of the Ivory Group with the Governmental Authority, any national securities exchange or otherwise made publicly available (collectively, “Ivory Public Filings”). As soon as reasonably practicable after request therefor, the Company shall provide to Ivory Parent all supporting materials and other information that Ivory Parent reasonably requests in connection with any such Ivory Public Filings or that is required to be disclosed therein under any applicable Law. If and to the extent reasonably requested by Ivory Parent, the Company shall diligently and promptly review all drafts of such Ivory Public Filings. Unless required by applicable Law or GAAP or interpretations thereof, without the prior consent of Ivory Parent, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any Ivory Public Filing.

Section 5.3 Other Financial Reporting and Compliance Matters.

(a) The Company shall provide to Ivory Parent such other information and materials of the Company and the other members of the Company Group reasonably requested by Ivory Parent in connection with its equity ownership in the Company.

(b) The Company shall timely file and consult with Ivory Parent in preparing, all reports, notices and proxy and information statements to be sent or made available by the Company to its security holders, all regular, periodic and other reports filed under Sections 13, 14, and 15 of the Exchange Act by the Company and all registration statements and prospectuses (including all financial statements contained therein) to be filed by the Company with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”). Ivory Parent shall have the right to review and comment on any proposed Company Public Document reasonably in advance (and, to the extent reasonably practicable and as would not otherwise limit the Company’s ability to comply with applicable Law, at least five Business Days in advance) of the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest. The Company shall consider any such comments in good faith and deliver to Ivory Parent, no later than the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents (except to the extent publicly available via the SEC’s EDGAR system). The Company shall file on dates reasonably determined by the Company Board, (x) its Quarterly Reports on Form 10-Q with the SEC and (y) its Annual Report on Form 10-K with the SEC, unless the Company is otherwise required by applicable Law. The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any other member of the Company Group to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any other member of the Company Group. Ivory Parent shall have the right to review and comment on, reasonably in advance of the public release or release to financial analysts or investors, (i) all press releases and other statements to be made available by the Company or any other member of the Company Group to the public that relate to financial or accounting matters and (ii) all reports and other information prepared by the Company or any other member of the Company Group for release to financial analysts or investors. The Company shall consider any such comments in good faith. No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Ivory Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by the Company or any other member of the Company Group without the prior written consent of Ivory Parent (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the Ivory Group, except as may be required by applicable Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the Ivory Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).

(c) The Company shall publicly release its financial results for each annual and quarterly period as determined by the Company Board and in compliance with applicable SEC rules.

(d) The Company will follow and comply with the following requirements with respect to audit maters:

(i) Until the Second Trigger Date, the Company will not change auditors without the prior written consent of Ivory Parent.

(ii) The Company will request the independent certified public accountants of the Company (the “Company Auditors”) to make available to the independent certified public accountants of Ivory Parent (the “Ivory Auditors”), at Ivory Parent’s expense, both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time before the Company Auditors’ opinion date, so that the Ivory Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Ivory Auditors’ report on the Ivory Annual Statements, all within sufficient time to enable Ivory Parent to meet its timetable for the printing, filing and public dissemination of the Ivory Annual Statements. The Company shall make reasonably available to the Ivory Auditors and Ivory Parent the employees of the Company Group who performed or are performing the annual audit of the Company and shall provide such other assistance and financial and other information in connection therewith as may reasonably be requested by Ivory Parent.

(e) Upon Ivory Parent’s request, the Company’s Chief Executive Officer and all other relevant members of the Company’s senior management team requested by Ivory Parent shall (i) meet with members of Ivory Parent’s senior management team at least four times a fiscal year to discuss matters relating to Ivory’s investment in the Company, including with respect to reviews of the Company’s operations, affairs, finances or results and the Company’s business plan and strategy, and (ii) meet with the Ivory Auditors and Ivory Parent’s internal audit team at least two times a fiscal year to discuss matters related to the annual audit of Ivory Parent.

(f) Ivory Parent will be permitted, at Ivory Parent’s expense, to conduct internal audits on the Company Group to assess the Company Group’s internal controls over financial reporting as well as perform risk assessments on the Company Group’s controls over financial reporting processes, including to the extent related to fraud reporting. Such internal audits shall be conducted upon reasonable prior written notice to the Company, and any such audit shall not occur more than once any 12-month period. The Company will implement internal control changes as reasonably proposed by Ivory Parent.

(g) Ivory Parent may, from time to time and at any time, at Ivory Parent’s expense, request an audit (“Compliance Audit”) of the Company’s compliance programs, policies and procedures (the “Compliance Program”). Each Compliance Audit shall be conducted upon reasonable prior written notice to the Company, and any such Compliance Audit shall not occur more than once during any 12-month period. In the event of a Compliance Audit, the Company shall (i) provide such information reasonably requested by Ivory relating to the Compliance Program, (ii) make available during normal business hours its Representatives upon Ivory’s reasonable request, and (iii) implement any changes to the Compliance Program as reasonably proposed by Ivory Parent. All such Compliance Programs shall take into account (1) the tax strategy of the Ivory Group as communicated to the Company in writing from time to time by Ivory Parent and (2) until the date on which Ivory Parent and the other members of the Ivory Group cease to own or control, collectively, at least a majority of the issued and outstanding shares of capital stock of the Company entitled to vote in the election of directors, all such Compliance Programs shall take into account that the Company is a majority owned subsidiary of Ivory Parent.

(h) Notice of Certain Events. Until the Second Trigger Date, the Company shall promptly notify Ivory Parent after the Company becomes aware (but no later than two Business Days after it becomes so aware) of any ethics allegations involving violations of Law, members of senior management or financial reporting issues, any material investigations (internal or external), or any material audit or Action regarding or involving any member of the Company Group. Until the Second Trigger Date, the Company shall keep Ivory Parent reasonably apprised of the status of each such allegation, investigation, audit or Action, consult with Ivory Parent with respect thereto and consider in good faith any comments or suggestions from Ivory Parent.

Section 5.4 Production of Witnesses; Records; Cooperation.

(a) Except in the case of an adversarial Action by one Party against another Party, each of Ivory Parent and the Company shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records, or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.

(b) Without limiting the foregoing, Ivory Parent and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions other than an adversarial Action by one Party against another Party.

(c) The obligation of Ivory Parent and the Company to provide witnesses pursuant to this Section 5.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.4(a)).

(d) In connection with any matter contemplated by this Section 5.4, Ivory Parent and the Company will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

Section 5.5 Privilege. The provision of any information pursuant to this ARTICLE V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor Ivory Parent or any member of the Ivory Group will be required to provide any information pursuant to this ARTICLE V if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VI

Dispute Resolution

Section 6.1 General Provisions.

(a) Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this ARTICLE VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute except as set forth in Section 6.1(g) and Section 7.11.

(b) Commencing with an Initial Notice (as defined in Section 6.2), all communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.

(c) The Parties expressly waive and forego any right to trial by jury.

(d) The specific procedures set forth below, including the time limits referenced therein, may be modified by agreement of the Parties in writing.

(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this ARTICLE VI are pending. The Parties will take such action, if any, required to effectuate such tolling.

(f) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such Dispute, and each Party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined solely in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit, on the judgment or in any other manner provided by applicable Law. Each of Ivory Parent and Ivory further irrevocably consents to process being served on it in any action or proceeding by mailing a copy thereof in the manner for delivery of notices specified in Section 7.2 to Informa USA, Inc. (“Process Agent”) with an address on the date hereof as set forth in Section 7.2, as such Person’s agent for the purpose of accepting service of any process in the United States. Each of Ivory Parent and Ivory agrees that such service upon receipt by Process Agent (x) shall be deemed in every respect effective service of process upon such Person in any such action or proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to such Person.

(g) To the extent a Dispute under this Agreement is not resolved pursuant to Section 6.2, a Party may bring such a Dispute in court solely in accordance with Section 6.1(f). For the avoidance of doubt, unless pursuant to Section 7.11, a Party may not bring a Dispute in court without first following the procedures set forth in Section 6.2.

Section 6.2 Consideration by Senior Executives. The Parties shall attempt in good faith to resolve any Dispute by negotiation at a meeting between the Chief Executive Officer of Ivory Parent, on the one hand, and the Chief Executive Officer of the Company, on the other hand. Either Party may initiate the negotiation process by providing a written notice to the other (the “Initial Notice”). Fifteen days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of the providing Party’s position and (ii) the name and title of any person that will represent that Party and of any other person who will accompany such person. Such meeting may be in person or by telephone within ten Business Days of the date of the Response to seek a resolution of the Dispute.

Section 6.3 Attorneys’ Fees and Costs. Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this ARTICLE VI.

ARTICLE VII

Miscellaneous

Section 7.1 Governing Law. THIS AGREEMENT AND ALL PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 7.2 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (x) on the date sent by confirmed e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (y) when delivered, if delivered personally to the intended recipient, and (z) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

(a) if to Ivory Parent or Ivory:

Informa PLC

5 Howick Place

London, SW1P 1WG

UK

Attention: Rupert Hopley, Stuart Poyser

Email: [***], [***]

and

Informa USA, Inc.

605 Third Avenue, 22nd Floor

New York, New York 10158

Attention: Brian Vasandani

Email: [***]

with copies to (which shall not constitute notice):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy, Benjamin K. Sibbett

Email: [***], [***]

and

Clifford Chance US LLP

Texas Tower

845 Texas Avenue, Suite 3930

Houston, Texas 77002

Attention: Jonathan D. Bobinger

Email: [***]

(b)	if to the Company:

TechTarget, Inc.

275 Grove Street

Newton, Massachusetts 02466

Attention: Daniel Noreck

     Charles Rennick

Email: [***]

    [***]

with copies to (which shall not constitute notice):

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: [***]

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Andrew Alin

Email: [***]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 7.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the Parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, and such invalidity or unenforceability shall not affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.4 Entire Agreement; No Other Representations and Warranties.

(a) This Agreement, including the Schedules hereto, and the other Transaction Documents constitute the entire agreement between the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, relating to such subject matter.

(b) Each Party hereby acknowledges and agrees that, except for any representations and warranties made by the other Parties as set forth in the Merger Agreement, neither the other Parties nor any other Person is making or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the other Parties, or the accuracy or completeness of any information regarding the other Parties in any form in expectation of or in connection with this Agreement.

Section 7.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and to their respective successors and, in the case of Ivory Parent and Ivory, their respective Permitted Assignees; but no assignment of rights to a Permitted Assignee shall be effective unless and until the Permitted Assignee executes and delivers to the Company a joinder in which the Permitted Assignee agrees to be bound by the assignor’s obligations under this Agreement. Any successor or Permitted Assignee of Ivory Parent or Ivory shall be deemed a Party for all purposes of this Agreement to the extent such successor or Permitted Assignee owns Company Common Stock. Neither Ivory Parent nor Ivory may assign its rights hereunder to any Person except to any Permitted Assignee. Notwithstanding anything to the contrary in this Agreement, the Company may not assign its obligations hereunder.

Section 7.6 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that Ivory, the other members of the Ivory Group, and the Ivory Group Associates are intended third-party beneficiaries of Section 4.8 (Corporate Opportunity).

Section 7.7 Amendment; Waiver.

(a) Any provision of this Agreement (including the Related Party Transactions Policy, the Pre-agreed Procedures, and any other Schedule) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that any material amendment or material modification of this Agreement (including the Related Party Transactions Policy, the Pre-agreed Procedures, and any other Schedule) shall require the prior written approval of an RPT Committee; and provided, further, that any material waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of an RPT Committee.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 7.8 Interpretation.

(a) The table of contents and the Article, Section, and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” With respect to the determination of any period of time, the word “from” means “from and including.” The terms “Dollars” and “$” mean United States Dollars. References to “written” or “in writing” include in electronic form. References herein to any Contract (including this Agreement) mean such Contract as amended, supplemented, or modified from time to time in accordance with the terms thereof. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to any Law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.9 Exercise of Rights. The exercise of any right under this Agreement by any party hereto shall be made in each such Person’s sole discretion, subject to applicable Law and any express limitations set forth in this Agreement.

Section 7.10 Privileged Matters.

(a) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.10(a) (the “Ivory Law Firms”) may serve as counsel to Ivory and the other members of the Ivory Group, on the one hand, and any member of the Bluefin Group (as defined in the Merger Agreement), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that, following consummation of the Transactions, the Ivory Law Firms may serve as counsel to any member of the Ivory Group or any director, officer, employee or Affiliate of any member of the Ivory Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding such representation. In connection with any representation expressly permitted pursuant to the prior sentence, the Company hereby irrevocably waives and agrees not to assert, and agrees to cause the other members of the Company Group to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) prior representation of any member of the Bluefin Group by the Ivory Law Firms, and (ii) representation of any member of the Ivory Group prior to and after the Closing by the Ivory Law Firms. As to any privileged attorney-client communications between the Ivory Law Firms and any member of the Bluefin Group prior to the Closing (collectively, the “Privileged Communications”), the Company, on behalf of itself and each of its Affiliates, successors and assigns, including each member of the Company Group, agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties or their respective Affiliates after the Closing.

(b) The Company further agrees, on behalf of itself and each of its Affiliates, successors and assigns, including each member of the Company Group, that all privileged communications in any form or format whatsoever between or among the Ivory Law Firms, on the one hand, and Ivory Parent, any other member of the Ivory Group or any member of the Bluefin Group, or any of their respective Affiliates or its or their respective Representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Ivory Parent, any other member of the Ivory Group or any member of the Bluefin Group, or any dispute arising under this Agreement or the other Transaction Documents, unless finally adjudicated to not be privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Ivory Parent, shall be controlled by Ivory Parent, and shall not pass to or be claimed by the Company or any other member of the Company Group. The Company agrees that it will not, and that it will cause the other members of the Company Group not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the Ivory Group waive the attorney-client privilege or any other privilege, or otherwise assert that the Company or any other member of the Company Group has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-privileged Deal Communications (as defined below) from any member of the Ivory Group or the Ivory Law Firms.

(c) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all communications in any form or format whatsoever between or among any of the Ivory Law Firms, Ivory Parent, any other member of the Ivory Group or any member of the Bluefin Group, or any of their respective Affiliates or its or their respective Representatives, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Ivory Parent, any other member of the Ivory Group or any member of the Bluefin Group, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-privileged Deal Communications”), shall also belong solely to Ivory Parent, shall be controlled by Ivory Parent and ownership thereof shall not pass to or be claimed by the Company or any other member of the Company Group.

(d) Notwithstanding the foregoing, in the event that a dispute arises between the Company or any other member of the Company Group, on the one hand, and a third party other than Ivory Parent, any other member of the Ivory Group or their respective Affiliates, on the other hand, then the Company or such other member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates to this Agreement, the other Transaction Documents or the Transactions, none of the Company or any other member of the Company Group may waive such privilege without the prior written consent of Ivory Parent. If the Company or any other member of the Company Group is legally required to access or obtain a copy of all or a portion of the Privileged Deal Communications, then the Company shall promptly (and, in any event, within three Business Days) notify Ivory Parent in writing (including by making specific reference to this Section 7.10(d)) so that Ivory Parent can, at its sole cost and expense, seek a protective order, and the Company agrees to use commercially reasonable efforts to assist therewith.

(e) This Section 7.10 shall apply mutatis mutandis with respect to the representation by the law firms listed on Schedule 7.10(e) of any member of the Company Group and any successors thereof.

Section 7.11 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The Parties accordingly agree that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the parties otherwise have an adequate remedy at law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

TECHTARGET, INC.

By:	/s/ Daniel T. Noreck
Name: Daniel T. Noreck
Title: Chief Financial Officer and Treasurer

Stockholders Agreement

Signature Page

INFORMA PLC

By:	/s/ Gareth Wright
Name: Gareth Wright
Title: Group Finance Director

INFORMA US HOLDINGS LIMITED

By:	/s/ Simon Bane
Name: Simon Bane
Title: Deputy Group General Counsel

Stockholders Agreement

Signature Page

SCHEDULE 4.5(b)

RELATED PARTY TRANSACTIONS POLICY

ARTICLE I

GENERAL REQUIREMENTS FOR RELATED PARTY TRANSACTIONS

1. Except as otherwise provided by the Stockholders Agreement, dated December 2, 2024, by and among Informa PLC, a public limited company organized under the laws of England and Wales, Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Ivory Parent, and TechTarget, Inc., a Delaware corporation, formerly known as Toro CombineCo, Inc. (as may be amended from time to time, the “Stockholders Agreement”), all Related Party Transactions shall be governed by the following standing policies and procedures. Capitalized terms utilized but not defined herein shall have the meanings given to them in the Stockholders Agreement.

2. For the avoidance of doubt, Related Party Transactions shall be subject solely to the express requirements, if any, of the Stockholders Agreement relating to Related Party Transactions and, to the extent applicable pursuant to the Stockholders Agreement, this Related Party Transactions Policy, and shall not be subject to any other related party, conflict of interest or similar policy or procedure of any member of the Company Group.

ARTICLE II

DEFINITIONS

1. Certain Defined Terms. As used in this Related Party Transactions Policy, the following terms shall have the meanings set forth below:

“Designated Officer” means the General Counsel of the Company or such other person designated by a majority of the Company Independent Directors who are Non-Ivory Directors from time to time.

“Material Related Party Transaction” means (i) any Related Party Transaction that meets the Threshold, (ii) any material amendment to, or material modification of, any existing Related Party Transaction (that was not at the time of its entry a Material Related Party Transaction) which results in such Related Party Transaction meeting the Threshold, (iii) any material amendment to, or material modification or termination (other than as a result of expiration or non-renewal) of, or material waiver, material consent or material election under, any Previously Approved Related Party Transaction, (iv) any Related Party Transaction for which a member of the Ivory Group requests approval from an RPT Committee, (v) any matter under the Stockholders Agreement expressly requiring approval from, or an agreement with, an RPT Committee or (vi) any Related Party Transaction that is otherwise material (with materiality being defined in a manner consistent with the Company’s SEC disclosure requirements). The determination as to whether a matter is “material” in clauses (ii), (iii) and (vi) of the foregoing shall be made by the Company Independent Directors who are Non-Ivory Directors and Ivory Parent and such determination shall be conclusive for all purposes of the Stockholders Agreement; provided that if such Company Independent Directors and Ivory Parent do not agree upon such determination, then the issue shall be resolved in accordance with ARTICLE VI (Dispute Resolution) of the Stockholders Agreement.

“Threshold” means any Related Party Transaction involving a payment (together with all substantially related payments) by any one or more members of the Ivory Group to any one or more

Sch. 4.5(b)-1

members of the Company Group or from any one or more members of the Ivory Group to any one or more members of the Company Group (i) with respect to sales of assets or businesses, of at least $10,000,000 expected per transaction per year, (ii) with respect to commercial agreements, of at least $10,000,000 expected per agreement per year, and (iii) with respect to all other transactions, of at least $10,000,000 expected per transaction per year. The determination as to whether payments are “substantially related” in the foregoing shall be made by the Company Independent Directors who are Non-Ivory Directors and Ivory Parent and such determination shall be conclusive for all purposes of the Stockholders Agreement; provided, however, that if such Company Independent Directors and Ivory Parent do not agree upon such determination, then the issue shall be resolved in accordance with ARTICLE VI (Dispute Resolution) of the Stockholders Agreement.

“Previously Approved Related Party Transaction” means any (i) Related Party Transaction that meets the Threshold and which has previously been approved by an RPT Committee in accordance with this Related Party Transactions Policy or (ii) any Pre-Closing Related Party Transaction.

ARTICLE III

REPORTING PROCESS

1. Any officer or employee of the Company or any other member of the Company Group who is directly responsible for the oversight of a potential Material Related Party Transaction shall, in each case, promptly notify in writing the Designated Officer upon becoming aware of such, who shall provide prompt written notice thereof to the Company Independent Directors. Promptly following receipt of such written notice (and, in any event, within seven days), the Board of Directors shall form an RPT Committee constituted as provided in the definition thereof to review such potential Material Related Party Transaction in accordance with Article IV hereof unless the Company Independent Directors who are Non-Ivory Directors determine in good faith that such transaction does not constitute a Material Related Party Transaction (subject to the other requirements in the definition of Material Related Party Transaction for determining if a Related Party Transaction is a Material Related Party Transaction).

2. No member of the Company Group shall enter into a Material Related Party Transaction without prior written approval from an RPT Committee in accordance with the procedures in Article IV.

3. Any Related Party Transaction that is not a Material Related Party Transaction may be entered into by any member of the Company Group subject to the applicable approval of the Company’s management. Within 30 days after the end of each fiscal quarter of the Company, the Designated Officer shall deliver a written report to the Company Independent Directors detailing any such Related Party Transactions entered into by any member of the Company Group during such fiscal quarter.

4. Subject to compliance with the policies and procedures in this Related Party Transactions Policy, for the avoidance of doubt, officers, directors or employees of any member of the Company Group that are also officers, directors or employees of any member of the Ivory Group may participate in the negotiation, execution, amendment, waiver or termination of any Related Party Transaction on behalf of the Ivory Group.

ARTICLE IV

REVIEW PROCESS

1. In reviewing and determining whether to approve or not approve any Material Related Party Transaction, the applicable RPT Committee shall have the authority to obtain assistance from

Sch. 4.5(b)-2

employees of the Company, including its legal and financial staff, and to retain such external legal, financial, accounting and other advisors as it deems necessary in its sole discretion for the performance of its duties hereunder. The Company shall pay the fees and expenses of all such external advisors.

2. When evaluating a Material Related Party Transaction, the applicable RPT Committee shall take into account the following:

(a) such RPT Committee shall determine that the transaction is in the best interest of the Company and all of its stockholders, including stockholders other than such stockholders that are members of the Ivory Group; and

(b) such RPT Committee shall determine that the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party if such terms were generally available from an unaffiliated third party.

3. The applicable RPT Committee shall maintain a written record of its determination with respect to each Material Related Party Transaction it reviews (which written record shall be satisfied by minutes of the meetings of the RPT Committee considering such transaction or actions by unanimous written consent of such RPT Committee), including the factors considered and conclusion reached, which written record shall be delivered to the Company Independent Directors following dissolution of such RPT Committee.

Sch. 4.5(b)-3

SCHEDULE 4.5(c)

PRE-AGREED PROCEDURES

Reference is made to the Stockholders Agreement, dated December 2, 2024, by and among Informa PLC, a public limited company organized under the laws of England and Wales, Informa US Holdings Limited, a private company organized under the laws of England and Wales and an indirect, wholly owned subsidiary of Ivory Parent, and TechTarget, Inc., a Delaware corporation, formerly known as Toro CombineCo, Inc. (as may be amended from time to time, the “Stockholders Agreement”). Capitalized terms utilized but not defined herein shall have the meanings given to them in the Stockholders Agreement.

“Other Company Securities” means: (i) Earnout Shares and (ii) Equity Awards.

ARTICLE I

PROPOSED PURCHASE PRICE

1. Until the Third Trigger Date, in the case of any issuance or sale of Company Securities (other than an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash) subject to Section 4.3 (Preemptive Rights) or Section 4.4 (Percentage Maintenance Share) of the Stockholders Agreement, the Proposed Purchase Price (as contemplated by Section 4.3(b)(iii) and Section 4.4(b)(iii) of the Stockholders Agreement) in connection with such issuance or sale shall be as follows (unless Ivory elects to propose a different purchase price or procedure which is agreed to by an RPT Committee):

(a) in the case of Company Common Stock issued or proposed to be issued (in whole or in part) as consideration in any M&A Transaction (including as any earnout, holdback, escrow or contingent payment (such Company Common Stock, the “Earnout Shares”)), a purchase price per share of Company Common Stock that is equal to the average of the daily volume weighted average price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) for the 20 consecutive trading days (such average, the “20-Day VWAP”) ending on and including the last trading day immediately prior to the earlier of (i) a public announcement with respect to such transaction or (ii) the entry into a definitive agreement with respect to such transaction; provided that in the case of any Earnout Shares, Ivory shall only have the right to buy shares of Company Common Stock up to its Percentage Maintenance Share as such Earnout Shares are actually issued (but at the same purchase price as set forth in this clause (a));

(b) in the case of a public offering of Company Securities, a purchase price per Company Security that is equal to the per Company Security price at which the underwriting bank(s) sells the portion of the offering sold to Persons other than members of the Ivory Group; and

(c) in all other cases (other than Equity Awards and Closing Equity Awards) in which (i) Company Common Stock is issued or sold or proposed to be issued or sold (including upon the conversion or exchange of any other Company Security), at a purchase price per share of Company Common Stock that is equal to the 20-Day VWAP ending on and including the last trading day immediately prior to the earlier of (A) a public announcement of any such transaction or (B) the entry into a definitive agreement with respect to such transaction and (ii) any other Company Security is issued or sold, at a purchase price proposed by an RPT Committee.

Sch. 4.5(c)-1

2. Notwithstanding anything to the contrary herein, Ivory shall not have any rights pursuant to Section 4.3 (Preemptive Rights) or Section 4.4 (Percentage Maintenance Share) of the Stockholders Agreement to buy its Pro Rata Portion or Percentage Maintenance Share of shares of Company Common Stock that are issued in connection with the transactions contemplated by the Merger Agreement.

ARTICLE II

EQUITY AWARDS

1. Until the Third Trigger Date, to the extent permitted under Nasdaq rules, the Company hereby grants to Ivory, with respect to each fiscal quarter of the Company after the date of the Stockholders Agreement: (i) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of restricted stock units, restricted shares, performance units or similar securities or rights (“RSUs”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement, (ii) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of stock options, warrants, stock appreciation rights, calls, subscriptions or similar securities or rights to acquire Company Common Stock (“Options”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement, and (iii) the right to purchase Company Securities up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale of Company Securities pursuant to any “at the market” program or other similar mechanism (“ATM Program Securities”) during such fiscal quarter after the date of the Stockholders Agreement. The Company Common Stock or other Company Securities that Ivory has the right to purchase pursuant to this Section 1 of this Article II of the Pre-agreed Procedures are the “Equity Awards.” For purposes of this Article II, “Equity Award Percentage Maintenance Share” means, with respect to any fiscal quarter of the Company after the date of the Stockholders Agreement, a number of shares of Company Common Stock or other Company Securities, as applicable as specified in this Section 1 of this Article II, such that, after taking into account the total number of outstanding Company Securities (on a Fully Diluted basis) at the end of such fiscal quarter after giving effect to RSUs, Options, and ATM Program Securities issued or sold during such fiscal quarter (including the Equity Award Percentage Maintenance Share in full) and excluding any other issuances or sales of Company Securities by the Company during the fiscal quarter and excluding any purchases, dispositions or sales of Company Securities by members of the Ivory Group during the fiscal quarter (but for the avoidance of doubt including the Equity Award Percentage Maintenance Share in full), the Ivory Fully Diluted Ownership Percentage would be, assuming Ivory acquired such number of shares of Company Common Stock or other Company Securities, equal to the Ivory Fully Diluted Ownership Percentage at the start of such fiscal quarter.

2. Without limiting Ivory’s rights pursuant to Section 3.6 (Consent Rights) of the Stockholders Agreement, the Company shall provide written notice to Ivory within five Business Days after the end of each fiscal quarter of the Company after the date of the Stockholders Agreement (the “Quarterly Issuance Notice”). The Quarterly Issuance Notice for any fiscal quarter shall set forth (w) (A) the number of RSUs or Options issued, granted or sold during such fiscal quarter and the number of shares of Company Common Stock issuable thereunder and (B) the number, type and price of ATM Program Securities issued, granted or sold during such fiscal quarter, (x) the Percentage Maintenance Share with respect to such issuances, grants and sales described in the preceding clause (w) for such fiscal quarter (the aggregate amount of Company Common Stock and other Company Securities that Ivory is entitled to purchase pursuant to such Quarterly Issuance Notice, the “Quarterly Offered Securities”), (y) the Specified Purchase Price for each Quarterly Offered Security, and (z) supporting detailed calculations of, and related documentation for, all such amounts.

(a) ”Specified Purchase Price” means:

Sch. 4.5(c)-2

(i) in the case of any Company Common Stock that Ivory has the right to buy in connection with the issuance, grant or sale of an RSU or an Option, a per share price equal to the weighted average of the closing price per share of the underlying Company Common Stock on the applicable date of issuance, grant or sale (or, if the RSU or Option was issued, granted or sold on a day that was not a trading day, the closing price per share of the underlying Company Common Stock on the immediately preceding trading day) during the applicable fiscal quarter; and

(ii) in the case of any ATM Program Security that Ivory has the right to buy, a per share price equal to the weighted average of the price at which all ATM Program Securities were issued during the fiscal quarter in which such Company ATM Program Securities were issued.

3. For a period of 45 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Quarterly Election Period”) following the receipt by Ivory of a Quarterly Issuance Notice, Ivory shall have the right to elect irrevocably to purchase all or a portion of the Quarterly Offered Securities at the applicable Specified Purchase Prices noted in the Quarterly Issuance Notice by delivering a written notice to the Company; provided that following receipt of a Quarterly Issuance Notice, with respect to any or all of the Quarterly Offered Securities, Ivory may agree upon a different applicable Specified Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Ivory shall purchase such Quarterly Offered Securities at such other applicable Specified Purchase Price and (ii) the Quarterly Election Period shall be tolled for so long as Ivory and an RPT Committee are working in good faith to agree on such other applicable Specified Purchase Price until such time as Ivory and such RPT Committee agree on such other applicable Specified Purchase Price. If, at the termination of the Quarterly Election Period, Ivory shall not have delivered such notice to the Company, Ivory shall be deemed to have waived all of its rights under this Article II with respect to the purchase of the Quarterly Offered Securities for such fiscal quarter.

4. The closing of any purchase by Ivory pursuant to this Article II shall be consummated promptly following Ivory’s delivery of such notice; provided, however, that the closing of any such purchase by Ivory may be extended (a) to the extent necessary to obtain any required approval of a Governmental Authority or (b) to the extent Company stockholder approval is required under the Nasdaq rules, in which case the Company and Ivory shall use their respective reasonable best efforts to obtain such approval(s) and after receipt of such approval(s), the Company and Ivory shall consummate such closing; and provided, further, that the Ivory Ownership Percentage and the Ivory Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Ivory shall have exercised its rights pursuant to this Article II in full until such time that (i) such sale to Ivory is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Ivory from acquiring such Company Securities, (iii) in the case Company stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Ivory not be approved, or (iv) Ivory determines not to exercise its right pursuant to this Article II.

5. For the avoidance of doubt, without limiting any of Ivory’s rights in the Stockholders Agreement, Ivory shall not have any rights pursuant to Section 4.3 (Preemptive Rights) or Section 4.4 (Percentage Maintenance Share) of the Stockholders Agreement to buy its Pro Rata Portion or Percentage Maintenance Share of Company Common Stock that are issued upon the exercise or vesting of (i) RSUs or Options described in this Article II at the time of such issuance or (ii) RSUs or Options granted prior to the Closing in compliance with the Merger Agreement.

Sch. 4.5(c)-3

SCHEDULE 7.10(a)

IVORY LAW FIRMS

Clifford Chance US LLP, Clifford Chance LLP, and each of their respective Affiliates

Bristows LLP

Sch. 7.10(a)-1

SCHEDULE 7.10(e)

COMPANY LAW FIRMS

Wilmer Cutler Pickering Hale and Dorr LLP

Richards, Layton & Finger, P.A.

Macfarlanes LLP

Sch. 7.10(e)-1